Exhibit 99.1

Edge Petroleum Corporation Announces Record Estimated Quarterly Production and
Reports on Second Quarter Operations

          HOUSTON, July 25 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) provided an update on its second quarter 2006 operations today. Estimated production for the quarter was a record 4.5 Bcfe, an increase of 11% over the same period a year ago and an increase of 5% over the previous quarter.  During the second quarter, Edge reported that it has logged a total of 16 wells with 12 apparent successes.  Through the end of the second quarter, a total of 35 wells have logged with 28 apparent successes for an overall success rate of 80%. Currently, Edge has two wells drilling and five wells in various stages of completion and hook-up.  In total, Edge expects to drill about 8 to 10 wells during the third quarter, in line with its full-year target of 55 to 60 wells.

          John O. Tugwell, Edge’s Executive Vice President & COO reported, “We are pleased with our level of activity and results this quarter and the first half of 2006.  We drilled 16 wells during the second quarter, 11 in south Texas and five in SE New Mexico.  Early in July, we logged our Patterson #2 deep Hosston well in Lamar County, Mississippi (Edge operated, 75% W.I.) on the Midway Dome.  The logs indicated potential across five separate zones, totaling about 140 feet of apparent net pay. Testing and completion operations are scheduled to begin next week with first production expected in about 30 to 45 days.  We are currently in the process of evaluating further development and exploratory drilling opportunities on the Midway Dome. The drilling of the Patterson #2 supports our view that seismic processing techniques can substantially improve our ability to image the subsurface around the salt domes in this area.  We have recently completed the reprocessing of 240 square miles of 3-D seismic data in the basin and have plans to acquire an additional 33 square miles of proprietary 3-D seismic data before the end of the year, which we expect will help to lay the groundwork for our 2007 drilling program.

          “In south Texas at our Chapman Ranch field, we are very encouraged by the results of additional fracture stimulation performed on our recently drilled Chapman Ranch #16 well (Edge W.I. 50%) which has increased production from 2.5 MMcfe per day to a current rate of 5.3 MMcfe per day. As previously reported, we are preparing to acquire new 3-D seismic data over the field and have deferred into 2007 the drilling of four planned wells.  Also in south Texas, our Dreier #1 well (Edge W.I. 13%) in Goliad County, was recently drilled and logged 90 feet of apparent pay in three Wilcox sands. The deepest sand is currently flowing at a rate in excess of 8 MMcfe per day.  Additional pay sands remain behind pipe and they will be completed at some time in the future.  We also plan to participate with a 25.6% working interest in an offset location that is expected to spud in August.  In the Queen City trend, we have two wells drilling and three additional wells in various stages of completion. Current plans are to drill seven to nine more Queen City wells during the remainder of 2006 with plans to acquire more 3-D seismic data and as we continue our efforts to further extend the trend.

          “In the Fayetteville Shale play in Arkansas, two non-operated wells (Edge W.I. 9% and 15%, respectively) were spud in the second quarter.  Drilling operations are expected to resume on these two wells in August with the arrival of a larger drilling rig to drill the horizontal portion of the wells. Our current expectations are that two to three additional outside operated wells could spud by the end of the year.  Also, we are finalizing the administrative work required to allow us to be able to spud two to three Edge operated Fayetteville shale wells in the fourth quarter, if we can access the rigs.”

          Tugwell further noted, “We have been very pleased with the performance of our Box Canyon 13 Federal #1 well (Edge W.I. 100%), a Morrow producer in SE New Mexico. This well is currently pipeline constrained at 2 MMcfe per day, but is capable of producing at rates in excess of 4 MMcfe per day. We expect to increase the producing rate on this well within the next week or two as the gas gatherer makes modifications to their pipeline system.”

          John W. Elias, Edge’s Chairman, President & CEO noted, “Our first deep well in the Mississippi Salt Basin has verified our play concepts and the potential for significant reserve growth and production increases are more than just a pipe dream.  The fracture stimulation on our recent Chapman Ranch well has significantly increased the well’s producing rate and a new 3-D seismic program is expected to help us better define the compartmentalization we think exists throughout the Chapman Ranch Field so that we can optimize our well locations to maximize the reserve recovery in the field.  Our successful joint interest Dreier #1 in Goliad County, Texas is very encouraging.  We are moving forward with our Fayetteville Shale gas initiatives in Arkansas, with the hope of having positive results, as others have had in the area, by year- end.  We are hopeful that our on-going efforts to extend our Queen City play will result in finding another field or two similar to our Libre Field where we have drilled 23 successful wells and still have additional wells to drill before the field is fully developed.  Our SE New Mexico program is still providing us with a number of shallow and deeper drilling opportunities. Finally, we are continuing to invest in undeveloped leasehold in all of our active areas as well as look for acquisition opportunities that will enable us to expand our position in our existing and into new core areas that we have identified.”

          Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ National Market under the symbol “EPEX”.

          Statements regarding production volumes, all guidance and forecasts, increased production, future and continuing growth, production rates, Patterson #2 well potential and expected results, and other statements that are not historical facts contain predictions, estimates and other forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The term resource potential is not equivalent to the SEC definition of proved reserves. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, increased costs and delays attributable to oilfield services and equipment, government regulation, effects and risks of acquisitions, and the ability of the Company to meet its stated business goals.

SOURCE  Edge Petroleum Corporation
          -0-                                                  07/25/2006
          /CONTACT:  Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
          /Web site:  http://www.edgepet.com /
          (EPEX)